UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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RED LION HOTELS CORPORATION

(Name of the Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report: March 9, 2021 (March 9, 2021)

RED LION HOTELS CORPORATION

(Exact name of Registrant as specified in its charter)

Washington	001-13957	91-1032187
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1550 Market St. #425

Denver, CO 80202

(Address of principal executive offices, including zip code)

(509) 459-6100

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

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Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock	RLH	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter). Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 8.01	Other Events

On December 31, 2020, Red Lion Hotels Corporation, a Washington corporation (the “Company”), filed a Form 8-K with the Securities and Exchange Commission (the “SEC”) in connection with the proposed merger of a wholly owned subsidiary of Sonesta International Hotels Corporation, a Maryland corporation (“Sonesta”), with and into the Company (the “Merger”) pursuant to an Agreement and Plan of Merger, dated as of December 30, 2020 (as it may be amended from time to time, the “Merger Agreement”), by and among the Company, Sonesta and Roar Merger Sub Inc., a Washington corporation and a wholly owned subsidiary of Sonesta (“Merger Sub”). On January 26, 2021, the Company filed with the SEC its preliminary proxy statement on Schedule 14A (the “Preliminary Proxy Statement”) and on February 9, 2021, the Company filed with the SEC its definitive proxy statement on Schedule 14A relating to the special meeting of shareholders of the Company scheduled to be held on March 16, 2021 (the “Definitive Proxy Statement”) to, among other things, vote on a proposal to approve the Merger Agreement.

With this filing, the Company is hereby supplementing its disclosure in the Definitive Proxy Statement in connection with litigation brought by certain purported shareholders of the Company, which is described below.

Shareholder Litigation

Since the initial filing of the Preliminary Proxy Statement on Schedule 14A, ten actions (collectively, the “Red Lion Shareholder Actions”) have been filed in federal and state courts in Delaware, New York, Colorado, Washington and Pennsylvania by purported shareholders of the Company in connection with the transactions contemplated by the Merger Agreement: Van Cleave v. Red Lion Hotels Corporation, et al., Case No. 1:21-cv-00177 (D. Del. Feb. 9, 2021) (the “Van Cleave Action”); Raul v. Red Lion Hotels Corporation, et al., Case No. 1:21-cv-01208 (S.D.N.Y. Feb. 10, 2021) (the “Raul Action”); Romero v. Red Lion Hotels Corporation, et al., Case No. 1:21-cv-01307 (S.D.N.Y. Feb. 12, 2021) (the “Romero Action”); Babiker v. Red Lion Hotels Corporation, et al., Case No. 1:21-cv-00440 (D. Colo. Feb. 16, 2021) (the “Babiker Action”); Finger v. Red Lion Hotels Corporation, et al., Case No. 1:21-cv-00513 (D. Colo. Feb. 22, 2021) (the “Finger Action”); Franchi v. Red Lion Hotels Corporation, et al., Case No. 1:21-cv-00558 (D. Colo. Feb. 24, 2021) (the “Franchi Action”); Allentoff v. Red Lion Hotels Corporation, et al., Case No. 21-2-02579-6 (Wash. Super. Feb. 24, 2021) (the “Allentoff Action”); Devaney v. Red Lion Hotels Corporation, et al., Case No. 21-2-02580-0 (Wash. Super. Feb. 24, 2021) (the “Devaney Action”); Waterman v. Red Lion Hotels Corporation, et al., Case No. 2:21-cv-00916 (E.D. Pa. Feb. 26, 2021) (the “Waterman Action”); and Anderson v. Red Lion Hotels Corporation, et al., Case No. 1:21-cv-00617 (D. Colo. Mar. 2, 2021) (the “Anderson Action”). Each of the Red Lion Shareholder Actions names the Company and its directors as defendants, and the Allentoff Action and Devaney Action name John. J. Russell Jr., the Company’s Chief Executive Officer (“CEO”), as an additional defendant. Each of the Van Cleave Action, Raul Action, Romero Action, Babiker Action, Finger Action, Franchi Action, Waterman Action and Anderson Action alleges, among other things, that the Definitive Proxy Statement on Schedule 14A is false and misleading and/or omits material information concerning the transactions contemplated by the Merger Agreement in violation of Sections 14(a) and 20(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and Rule 14a-9 promulgated under the Exchange Act. Each of the Allentoff Action and the Devaney Action alleges that the Company’s directors and CEO breached their fiduciary duties by entering into the Merger Agreement for inadequate consideration and through an unfair process, as well as by allegedly causing materially misleading and incomplete information to be disseminated to the Company’s shareholders. The plaintiffs in the Red Lion Shareholder Actions, among other things, seek to enjoin the transactions contemplated by the Merger Agreement and an award of attorneys’ fees and expenses.

While the Company believes that the disclosures set forth in the Definitive Proxy Statement comply fully with all applicable law and denies the allegations in the pending actions described above, in order to moot the plaintiffs’ disclosure claims, avoid nuisance and possible expense and business delays, and provide additional information to its shareholders, the Company has determined voluntarily to supplement certain disclosures in the Definitive Proxy Statement related to the plaintiffs’ claims with the supplemental disclosures set forth below (the “Supplemental Disclosures”). These Supplemental Disclosures should be read in conjunction with the rest of the Definitive Proxy Statement, which is available at the SEC’s website, www.sec.gov, or from the Company’s website at https://ir.redlion.com/, and which we urge you to read in its entirety. Nothing in the Supplemental Disclosures shall be deemed an admission of the legal merit, necessity or materiality under applicable laws of any of the disclosures set forth herein. To the contrary, the Company and the other named defendants specifically deny all allegations in the complaints, including the allegations that any additional disclosure was or is required or material.

To the extent that the information set forth herein differs from or updates information contained in the Definitive Proxy Statement, the information set forth herein shall supersede or supplement the information in the Definitive Proxy Statement. All references to sections and subsections herein are references to the corresponding sections or subsections in the

Definitive Proxy Statement, all page references are to pages in the Definitive Proxy Statement, and terms used herein, unless otherwise defined, have the meanings set forth in the Definitive Proxy Statement. Unless stated otherwise, the new text in the Supplemental Disclosures is in boldface and underlined to highlight the supplemental information being disclosed.

Supplemental Disclosures to Definitive Information Statement

1.     The disclosure under the heading “The Merger—Certain Company Forecasts” is hereby amended and supplemented by including the text and the tables below (and with respect to the tables, exactly as the tables appear below) on page 40 of the Definitive Proxy Statement prior to the “Financing of the Merger” heading:

The Revenue, EBITDA and Unlevered Free Cash Flow figures provided in the summary above were derived from the following forecasts prepared by the Company’s management (amounts may reflect rounding):

	Twelve Months Ended December 31
($ in Millions)	2020E	2021E	2022E	2023E	2024E
Upscale Brands Royalty Fees	$3.7	$3.5	$6.3	$8.9	$11.1
Select Service Brands Royalty Fees	11.6	10.6	10.0	10.4	11.3
Marketing, Reservations and Reimbursables (MRR) Revenue	19.3	19.5	21.8	24.2	26.0
Other Franchise Revenue	2.5	1.8	1.5	1.6	1.7

Total Franchise Revenue*	$37.1	$35.4	$39.6	$45.1	$50.1

MRR Expenses	(18.7)	(17.5)	(20.2)	(22.4)	(24.1)
Selling, General, Administrative and Other Expenses	(18.6)	(15.9)	(17.8)	(19.3)	(21.3)
plus: Separation Costs	1.0	—	—	—	—
plus: Interest & Other Income	0.3	—	0.3	0.3	0.3
plus: Tax Assessment	0.3	—	—	—	—

Core EBITDA	$1.4	$2.0	$1.9	$3.7	$5.0

plus: Canvas EBITDA	—	0.3	—	—	—
(less) plus: Company Operated Hotels EBITDA	(1.2)	—	0.8	0.8	0.5

Total EBITDA	$0.2	$2.3	$2.8	$4.5	$5.6

* Franchise revenue forecasts do not include revenue from licenses of the Company’s technology platform, Canvas, and revenue from Company operated hotels which were estimated to total $13.7 in 2020 in the aggregate.

	Twelve Months Ended December 31
($ in Millions)	2020E	2021E	2022E	2023E	2024E
Total EBITDA	$0.2	$2.3	$2.8	$4.5	$5.6
less: Sales Tax Impact	(1.2)	(1.0)	—	—	—
less: Net Working Capital (Increase) / Decrease	(1.5)	0.9	—	—	—
less: Key Money	(1.0)	(1.6)	(2.1)	(2.4)	(2.7)
plus: Other Cash Flow Impacts*	5.1	0.7	1.7	1.7	1.7
less: Capital Expenditures	(2.0)	(1.4)	(1.9)	(2.0)	(2.0)

Unlevered Free Cash Flow	$(0.5)	$(0.0)	$0.4	$1.8	$2.5

* Company forecasts estimated that the disposition of RL Olympia would result in $0 net proceeds to the Company. The Company forecasts assume no sale of RL Baltimore.

2.     The disclosure under the heading “The Merger—Opinion of Financial Advisor to the Company” is hereby amended and supplemented by adding the following to the second-to-last paragraph on page 36 of the Definitive Proxy Statement:

Discounted Cash Flow Analysis. Jefferies performed a discounted cash flow analysis of the Company by calculating the estimated present value of the stand-alone unlevered, after-tax free cash flows that the Company was forecasted to generate during the calendar years ending December 31, 2021 through December 31, 2024, and the present value of the terminal value of the Company, using the forecasts provided by management of the Company. The implied terminal value of the Company was derived by applying a selected range of terminal multiples of 14.0x to 16.0x to the Company’s estimated calendar year 2024 Adjusted EBITDA. The present values (as of December 31, 2020) of the cash flows and terminal values were then calculated using a selected discount rate range of 13.5% to 15.0%, which was based on the Company’s estimated weighted average cost of capital, to derive a range of implied enterprise values for the Company. Jefferies then added the Company’s estimated net cash as of December 31, 2020, approximately $30.3 million, to the range of implied enterprise values, and divided the result by 25,714,901, the number of fully diluted shares of common stock at the time of the calculation, each as provided or based upon information furnished to Jefferies by Company management, to derive a range of implied equity values per share of common stock. This analysis indicated a range of implied equity values per share of common stock of approximately $3.03 to $3.38, as compared to the merger consideration of $3.50 per share.

3.     The disclosure under the heading “The Merger—Opinion of Financial Advisor to the Company” is hereby amended by amending and replacing in its entirety the disclosure that begins with “Selected Public Companies Analysis” on page 36 and ends with “Enterprise Value Multiples” on page 37 of the Definitive Proxy Statement with the following:

Selected Public Companies Analysis. Jefferies reviewed publicly available financial, stock market and operating information of the Company and selected publicly traded companies in the real estate and lodging industry that Jefferies considered generally relevant for purposes of its analysis.

Jefferies reviewed, among other information and to the extent publicly available, enterprise values of the selected public companies, calculated as fully diluted equity values based on closing stock prices on December 30, 2020, plus total debt and preferred equity (as applicable) less cash and cash equivalents and short-term investments, as a multiple of estimated earnings before interest, taxes, depreciation and amortization, or “EBITDA,” for the calendar years 2021, 2022 and 2023, respectively. Financial data of the selected public companies were based on publicly available research analysts’ estimates, public filings and other publicly available information. Financial data of the Company was based on the financial projections provided by Company management.

The selected public companies and the financial data reviewed included the following:

Selected Public Companies Analysis

Selected Public Companies	Enterprise Value / FY2021E EBITDA	Enterprise Value / FY2022E EBITDA	Enterprise Value / FY2023E EBITDA
Choice Hotels International, Inc.	21.1x	17.9x	16.7x
Hilton Worldwide Holdings, Inc.	24.3x	17.7x	15.2x
Hyatt Hotels Corporation	40.7x	17.3x	14.0x
Marriott International, Inc.	24.2x	16.9x	14.4x
Wyndham Hotels & Resorts, Inc.	16.5x	13.8x	12.7x

The low, high, mean and median enterprise value to estimated EBITDA multiples for the selected public companies were as follows:

4.     The disclosure under the heading “The Merger—Background of the Merger” is hereby amended and supplemented by adding the below sentence immediately following the last sentence of the fifth paragraph on page 27 of the Definitive Proxy Statement:

The standstill provision restricts Party D’s ability to request or propose that the Company amend or waive any of the terms of the standstill provision. The standstill provision did not terminate upon the Company’s execution of the merger agreement.

5.     The disclosure under the heading “The Merger—Background of the Merger” is hereby amended and supplemented by adding the below sentence immediately following the last sentence of the third paragraph on page 28 of the Definitive Proxy Statement:

The standstill provision restricts Party E’s ability to request or propose that the Company amend or waive any of the terms of the standstill provision. The standstill provision did not terminate upon the Company’s execution of the merger agreement.

6.     The disclosure under the heading “The Merger—Background of the Merger” is hereby amended and supplemented by adding the below sentence immediately following the last sentence of the third paragraph on page 30-31 of the Definitive Proxy Statement:

On the evening of December 30, 2020, the Company Board, together with members of senior management and representatives of Jefferies, CSCA, Gibson Dunn and Fox Rothschild, met to discuss the final version of the merger agreement. A representative of Fox Rothschild reviewed the applicable fiduciary duties of the Company Board under state law and a representative of Gibson Dunn reviewed the material terms of the merger agreement. Representatives of Jefferies then reviewed with the Company Board the Company Board’s consideration of strategic alternatives over the prior 18 months, and Jefferies’ financial analysis of the merger consideration. The Company Board then discussed the terms of the merger agreement, including the ability of the Company to respond to certain unsolicited proposals, the Company’s right to terminate the merger agreement in certain circumstances, the expense reimbursement and termination fee, provisions affecting certainty of closing, and conduct of the Company’s business during the period of time between signing and closing. Following the Company Board’s review of the terms of the final draft of the merger agreement, Jefferies rendered its opinion to the Company Board to the effect that, as of that date and based upon and subject to the various assumptions made, procedures followed, matters considered and limitations and qualifications on the review undertaken as described in its opinion, the merger consideration to be received by holders of shares of common stock of the Company pursuant to the merger agreement was fair, from a financial point of view, to such holders. Please see the section of this proxy statement entitled “The Merger—Opinion of Financial Advisor to the Company” beginning on page 33 for further description of the opinion and analysis of the financial advisor. The Company Board did not request CSCA to perform an analysis as to the fairness of the merger consideration, nor did CSCA provide the Board with such an analysis. Thereafter, the Company Board unanimously determined that the merger agreement and the transactions contemplated thereby, including the merger, were advisable and fair to, and in the best interests of, the Company and its shareholders, and approved and declared advisable the execution, delivery and performance of the merger agreement and the consummation of the transactions contemplated thereby, including the merger, and recommended the adoption of the merger agreement by the Company’s shareholders. For a description of the various factors considered by the Company Board, see the section entitled “The Merger—Recommendation of the Company Board.”

Note on Forward Looking Statements

This communication contains forward-looking statements including, but not limited to, statements regarding the proposed merger with Merger Sub, including statements relating to satisfaction of the conditions to and consummation of the proposed transaction, the expected goals and benefits of the transaction, and the future leadership of the Company. Forward-looking statements are usually identified by the use of words such as “believes,” “anticipates,” “expects,” “intends,” “plans,” “may,” “potential,” “will,” “could” and similar expressions. Actual results may differ materially from those indicated by forward-looking statements as a result of various important factors and risks, including, but not limited to, the continuing impact of the COVID-19 pandemic on the Company’s financial condition and results of operations. Additional factors, risks and uncertainties that could cause or contribute to such differences include, but are not limited to, the following: the ability of the parties to satisfy the conditions precedent and consummate the proposed transaction, the timing of consummation of the proposed Merger; the ability of the Company to secure shareholder approval in the anticipated timeframe or at all; the occurrence of any event, change or other circumstances that could give rise to the termination of the Merger Agreement; risks related to disruption of management’s attention from ongoing business operations due to the pending transaction; potential adverse reactions or changes to employee or business relationships resulting from the announcement or completion of the proposed Merger; the risk of litigation or legal proceedings related to the proposed transaction; unexpected costs, charges or expenses resulting from the proposed transaction; and other factors discussed in the “Risk Factors” section of the Company’s most recent Annual Report on Form 10-K, the Company’s subsequent Quarterly Reports on Form 10-Q and in other filings the Company makes with the SEC from time to time. All information provided in this Current Report on Form 8-K is as of the date hereof and the Company undertakes no duty to update this information except as required by law.

Additional Information about the Merger and Where To Find It

In connection with the proposed transaction, the Company has prepared and filed, and may in the future prepare and file, certain relevant documents with the SEC, including the Definitive Proxy Statement on Schedule 14A which was mailed to the Company’s shareholders in connection with the Company’s submission of the transaction for the consideration by the Company’s shareholders at a special meeting to be held on March 16, 2021. This communication is not intended to be, and is not, a substitute for the Definitive Proxy Statement or any other document that the Company has filed or may file with the SEC in connection with the proposed transaction. INVESTORS AND SECURITY HOLDERS OF THE COMPANY ARE URGED TO READ THE DEFINITIVE PROXY STATEMENT AND OTHER RELEVANT DOCUMENTS CAREFULLY AND IN THEIR ENTIRETY BECAUSE THEY CONTAIN IMPORTANT INFORMATION. The Definitive Proxy Statement and other relevant materials and any other documents filed or furnished by the Company with the SEC may be obtained free of charge at the SEC’s website at www.sec.gov. In addition, copies of the Definitive Proxy Statement and other relevant materials and documents filed by the Company with the SEC will also be available free of charge on the Investor Relations page of the Company’s website located at https://ir.redlion.com/investor-relations.

Participants in the Solicitation of the Company’s Shareholders

The Company, its directors and certain of its officers and employees, may be deemed to be participants in the solicitation of proxies from the Company’s shareholders in connection with the proposed transaction. Information about the Company’s directors and executive officers is set forth in its Annual Report on Form 10-K for the year ended December 31, 2019, which was filed with the SEC on February 27, 2020, its definitive proxy statement for its 2020 annual meeting of shareholders filed with the SEC on April 6, 2020 and in the Definitive Proxy Statement, filed with the SEC on February 9, 2021, for the upcoming special meeting of the Company’s shareholders to be held on March 16, 2021. To the extent the holdings of the Company’s securities by the Company’s directors and executive officers have changed since the amounts set forth in the Definitive Proxy Statement, such changes have been or will be reflected on Statements of Change in Ownership on Form 4 filed with the SEC. These documents may be obtained free of charge at the SEC’s web site at www.sec.gov and on the Investor Relations page of the Company’s website located at https://ir.redlion.com/investor-relations. Additional information regarding the interests of participants in the solicitation of proxies in connection with the proposed transaction is included in the Definitive Proxy Statement the Company filed with the SEC on February 9, 2021.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RED LION HOTELS CORPORATION

	By:	/s/ Gary Kohn
Date: March 9, 2021	Name:	Gary Kohn
	Title:	Executive Vice President Chief Financial Officer and Treasurer